Exhibit 10.6(a)
MASTER HOSTED SERVICES AGREEMENT
     THIS MASTER HOSTED SERVICES AGREEMENT (this “Agreement”), is dated April 25, 2007 (the “Effective Date”) and is entered into by and between Ericsson Inc., a Delaware corporation (“Ericsson”), and Rural Cellular Corporation, a Minnesota corporation, having a place of business at 3905 Dakota Street, Alexandria, MN 56308 (“Customer”).
     WHEREAS, Ericsson has supplied Customer with a wireless network products and services and various hosted service applications under a Master Purchase Agreement, dated March 14, 2002 (“March 14, 2002 MPA”), which was amended and restated on November 15, 2006 (the “MPA”) and the Hosted Managed Services Statement of Work dated August 12, 2005 (the “HMS SOW”) and Customer would like to continue to purchase such products and services from Ericsson as set forth in this Agreement with respect to the hosted services and with respect to the wireless network products and services as set forth in the MPA and the March 14, 2002 MPA, including the HMS SOW shall terminate in its entirely as of the Effective Date, as is defined in Section 2 below; and
     WHEREAS, Customer and Ericsson have agreed that the business structure established pursuant to this Agreement will achieve the objectives contemplated by the parties in establishing a new flexible framework governing the standard terms and conditions upon which Ericsson will provide to Customer, and Customer will purchase from Ericsson, those certain specified hosted services pursuant to this Agreement;
     NOW, THEREFORE, Ericsson and Customer hereby agree as follows:
1.	Scope of Agreement. This Agreement replaces in its entirety the HMS SOW as of the Effective Date and sets out the standard terms and conditions that will govern the provision by Ericsson of hosted managed services purchased by Customer after the Effective Date and during the Term of this Agreement (the “Hosted Managed Services”). Specific terms and conditions will be agreed to between the parties and set out in individual Schedules to this Hosted Managed Services Agreement.
2.	Term. The term of this Agreement shall commence on the Effective Date. Unless otherwise terminated in accordance with the provisions of this Agreement the Term shall continue for a period of four (4) years after the Effective Date (the “Term”). Either party may indicate to the other its intention to renew the Agreement by a further term of one (1) year by providing a written notice at least 120 days before the expiration of the Term. The other party may then agree to so extend the Term by providing the first party with a notice to such effect at least 90 days before the expiration of the Term, failing which, the Agreement will terminate at the expiration of the Term. Notwithstanding the expiration or termination of this Agreement for any reason, each Schedule entered into prior to the date of such expiration or termination will remain in full force and effect in accordance with the provisions thereof, including each of the provisions of this Agreement incorporated by reference into such Schedule.
3.	Schedules. Each Schedule will, at a minimum, include the following:
(a)	A reference to this Agreement, which reference will be deemed to incorporate all applicable provisions of this Agreement.

Exhibit 10.6(a)
(b)	The date as of which the applicable Schedule will be effective, and the term or period of time during which Ericsson will provide the applicable services and resources to Customer pursuant to that Schedule.

(c)	The amounts payable to Ericsson by Customer for the services and resources to be provided under the applicable Schedule, the basis on which such amounts will be determined, and the schedule on which such amounts will be invoiced to Customer by Ericsson.

(d)	A description of the services and resources to be provided by Ericsson to Customer pursuant to that Schedule.

(e)	Provisions with respect to exclusions and limitations, if applicable.

(f)	Any provisions applicable to the services and resources provided under that Schedule that are not otherwise set forth in this Agreement or that are exceptions or modifications to the provisions set forth in this Agreement.
A form of schedule is attached hereto as Exhibit A. No schedule will become effective until it has been executed by authorized representatives of both Ericsson and Customer.
4.	Acceptance. The following provisions apply with respect to the acceptance of the Hosted Managed Services:
(a)	Acceptance tests (the “Acceptance Tests”) will be carried out in respect of the particular Hosted Managed Service that is provided by Ericsson, to verify that it will operate and perform in accordance with the relevant specifications provided by Ericsson (the “Specifications”).

(b)	Ericsson will notify Customer when it determines that the Hosted Managed Service is ready for Acceptance Tests, such notice to be given no less than seventy-two (72) hours before commencement of the Acceptance Tests. Customer and Ericsson will jointly commence the Acceptance Tests on the date mutually agreed upon by both parties and specified in Ericsson’s notice (or other determined date). Representatives of Ericsson and Customer will sign off on the form provided by Ericsson for the Acceptance Tests (the “Tests Results Form”) as to whether each item of the test was passed or failed. If Customer does not have a representative attend the Acceptance Tests on the mutually scheduled date, Ericsson will proceed with those tests and immediately forward the Test Results Form to Customer. No later than five (5) days after the effective receipt (in accordance with Section 21 of this Agreement) by Customer of the Test Results Form, Customer will give Ericsson a written notice confirming that the Hosted Managed Service is accepted or refusing acceptance, in which case Customer’s notice will state the particulars of the alleged deviation. If Customer fails to notify Ericsson during this period, Ericsson will, at its discretion but acting reasonably, determine whether or not the Hosted Managed Service is accepted and the Hosted Managed Service is deemed to have been accepted on the date upon which the Acceptance Tests were successfully completed.

Exhibit 10.6(a)
(c)	If the Acceptance Tests results indicate that the Hosted Managed Service does not fulfill the requirements of the Specifications, Ericsson will diligently correct these defects at no additional cost to Customer. Acceptance of the Hosted Managed Service will not be unreasonably refused because of minor deviations that do not prevent it from being put into operation, although this will not relieve Ericsson from its obligation to remedy the deviations without undue delay. As used in the previous sentence “minor deviation” means that both parties agree that the defect will not affect end users quality of service. Upon correction of the defects, the relevant Acceptance Tests will be repeated on the relevant Hosted Managed Service in accordance with the procedures set out in this Article. Upon successful completion of the Acceptance Tests, the Hosted Managed Service will be deemed accepted by Customer and Acceptance will be deemed to have taken place as of that completion.

(d)	If the date the Acceptance Tests are successfully completed is delayed as the result of the failure of Customer to fulfill its obligations under this Agreement, Acceptance will be deemed to have occurred on the date it would reasonably have taken place if Customer had fulfilled those obligations.

(e)	Acceptance of the Hosted Managed Service may involve testing the Hosted Managed Service itself and interfaces (standard or agreed) to equipment and services not supplied by Ericsson under this Agreement. For this reason, tests of all products and services not supplied by Ericsson must be completed by Customer prior to commencement of Acceptance Tests and in the event that tests of applicable external products and services are incomplete, Customer will allow Ericsson to exclude affected tests, and the Test Results Form will indicate that test has been excluded. In the event the Hosted Managed Service passes the other relevant tests, it will be deemed accepted. Ericsson will help co-ordinate integration testing with products and services not supplied by Ericsson and may require the participation of the suppliers of such products and services in the testing process.

(f)	If Customer commences use of the Hosted Managed Service, other than for the express purpose of training or testing as agreed between Ericsson and Customer in writing prior to Acceptance, it will be deemed accepted by Customer.
5.	Subscriber Forecasts. Upon Ericsson’s prior written request, Customer will use commercially reasonable efforts to provide annual forecasts (“Forecasts”) of (i) the numbers of subscribers to each Hosted Managed Service (“HMS Subscribers”) and (ii) volume forecasts. Customer shall provide Forecast one (1) month prior to the start of each calendar year. In addition, Customer shall provide Ericsson with one (1) month advance notice of significant marketing initiatives that could reasonably be expected to generate additional volume. The parties agree and acknowledge that all Forecasts shall be deemed confidential information of Customer.
6.	Payment Terms. All invoices will be due and payable to Ericsson within thirty (30) days from the date of the invoice. Any sum due to Ericsson hereunder that is not paid when due will bear interest thereafter until paid at a rate equal to the lesser of 1.5% per month or the maximum rate allowed by applicable law.

Exhibit 10.6(a)
7.	Software. To the extent that licenses or rights to use software (“Software”) are included as part of the Hosted Managed Services, the following conditions will apply.
(a)	The Software and related documentation (including all copies thereof) shall remain Ericsson’s exclusive property.

(b)	Customer may not reverse engineer, decompile or otherwise derive the source code from the object code of the Software.

(c)	Customer may not merge the Software with other software computer program materials to form a derivative work or otherwise modify or alter the Software in any manner whatsoever.

(d)	Customer may make only one copy of the Software solely for backup purpose.

(e)	Customer may make copies of the Software-related documentation solely for internal purposes.
The provisions of this Section 7 will survive the expiration or termination of this Agreement for any reason. Additional specific provisions may be set out in the applicable Schedule.
8.	Change Control Procedure. Unless otherwise indicated in a Schedule, the Change Control Procedure set out in Exhibit B will apply to the Hosted Managed Services purchased by Customer during the Term.
9.	Purchase Orders. Annually, Customer will issue to Ericsson a blanket purchase order for each Schedule that covers its’ purchase of Services from January 1st to December 31st of that calendar year. If a Schedule terminates or expires at a date earlier than December 31st of that calendar year, the purchase order shall cover the purchase of Services from January 1st through the date of termination expiration of the Schedule.
10.	Taxes. Customer will be responsible for, and will pay or reimburse Ericsson for, any sales, use, excise or other taxes, however designated or levied, based upon this Agreement, any amounts payable to Ericsson hereunder, or any services, systems, materials or goods provided to Customer hereunder or their use.
11.	Warranty. During the Term of the Agreement, Ericsson warrants and agrees that it will perform the Hosted Managed Services in a good and workmanlike manner and that the Hosted Managed Services will operate in accordance with the specifications set out in the Schedules (the “Specifications”). The foregoing warranty will expire, with respect to each Schedule, at the end of the term of the relevant Schedule. In the event of a breach of such warranty, Ericsson shall, at its own expense, correct any such defect within the time frames set forth in the appropriate Schedule. Except as expressly stated in the appropriate Schedule, Customer’s sole remedy in the event of a breach of this warranty or of Ericsson’s failure to meet the monthly service levels set forth in the appropriate Schedule, which are material to Customer’s revenues, shall be the credit set out in the appropriate Schedule. Ericsson does not warrant that the operation of the Hosted Managed Services will be uninterrupted, error-free, available or usable at all times, or provided without delay, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THERE ARE NO, AND ERICSSON

Exhibit 10.6(a)
HEREBY DISCLAIMS ALL, OTHER WARRANTIES, WHETHER IMPLIED, EXPRESS OR STATUTORY, WITH RESPECT TO THE PRODUCTS, CONTENTS, OR SERVICES PROVIDED TO CUSTOMER HEREUNDER, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE.

12.	Exclusions.
(a)	Ericsson will not be responsible for unauthorized access to or alteration of Customer’s or HMS Subscribers’ transmissions or data, any material or data sent or received or not sent or received, or any transactions entered into through the Hosted Managed Services, other than unauthorized access, alterations or transmission by Ericsson or its contractors. Ericsson is not responsible or liable for (i) any threatening, defamatory, obscene, offensive or illegal content or conduct of any other party or any infringement of another’s rights by any other party, including intellectual property rights and privacy rights, or (ii) any content using or included in the Hosted Managed Services by any third party.

(b)	Ericsson reserves the right to suspend or terminate the Hosted Managed Services for any HMS Subscriber (as defined in the appropriate Schedule) or set of HMS Subscribers when fraud, abuse, misuse, or criminal activity by an HMS Subscriber is detected, or (ii) an HMS Subscriber’s account activity generates extraordinary load affecting the overall performance of the system used to provide a particular Hosted Managed Service (the “System”), such as virus or spam attacks that generate extraordinary e-mail synchronization loads on the System causing service degradation for other HMS Subscribers. Any such suspension or termination of the Hosted Managed Services will be communicated to Customer prior to action being taken by Ericsson.

(c)	Ericsson has no obligation to monitor the third party content on the Hosted Managed Services, however any third party content or applications that materially violate the terms of this Agreement, materially interfere with the functioning of Ericsson’s software, contravene Ericsson’s Code of Business Ethics, or in Ericsson’s reasonable opinion are illegal or inappropriate, may be removed by Ericsson. Ericsson will give prior written notice to Customer of such removal.

(d)	Any dealings with third parties (including advertisers) included within the Hosted Managed Services or participation in promotions, including the delivery of and the payment for goods and services, and any other terms, conditions, warranties or representations associated with such dealings or promotions, are solely among Customer, HMS Subscribers and the advertiser or other third party content providers, if any. Ericsson will not be responsible or liable for any part of any such dealings or promotions.
Customer shall have the right to request that Ericsson suspend any third party content or applications that Customer believes are illegal or inappropriate, including but not limited to any applications that support illegal peer-to-peer file sharing. Upon such request, Ericsson will immediately remove such content and notify Customer of such removal.

Exhibit 10.6(a)
13.	Ericsson Excused from Performance. Ericsson will be temporarily excused from the performance of the Hosted Managed Services and from complying with the Service Levels and Key Performance Indicators (“KPI’s”) set out in the appropriate Schedules, and Ericsson will not have any liability for such non-performance or non-compliance, in the event that and insofar and for so long as the performance of the Hosted Managed Services or the compliance with the Service Levels or KPI’s is prevented, hindered or delayed as a result of the following:
(a)	Customer not complying with its obligations or responsibilities under this Agreement and the Schedules.

(b)	Customer not timely following Ericsson’s commercially reasonable advice in relation to and material to minimum capacity, performance or functionality requirements of Customer’s CDMA & GSM networks or parts thereof. If any of the Forecasts is exceeded by greater than 20%, during the interval of the exceeded Forecast, Ericsson and Customer will mutually agree to relaxed Quality of Service and KPI targets. In the event that any Forecast is exceeded by more than 20% after Customer has reported the Forecast in good faith, Ericsson will use all commercially reasonable efforts to increase capacity to meet demand within 8-12 weeks.

(c)	Scheduled downtime for maintenance and installation of Customer’s network, and planned downtime for maintenance and installation of the System (“Scheduled Downtime”). Scheduled Downtime will (i) occur only during the maintenance window currently defined as 12:01A.M CST — 4:59A.M. CST, (ii) shall not exceed 20 hours per month and (iii) Ericsson shall notify and coordinate with Customer in advance of such Scheduled Downtime events in order to minimize its impact on Customer’s operations.
14.	Customer Responsibilities and Commitments. Notwithstanding any provision in this Agreement, Customer will:
(a)	Establish and provide the necessary transport links to Ericsson’s Service Location in Plano, TX and provide the necessary equipment at the Customer network’s location to terminate the transmission link. Unless otherwise specified in the applicable Schedule, this includes, but is not limited to, all necessary routers, firewalls, intrusion detection, Mail and Server Filters as reasonably deemed necessary by Ericsson to connect and secure the link between Customer and Ericsson.

(b)	Provision and maintain necessary transmission facilities, and bandwidth to support the Forecasts specified in the applicable Schedule.

(c)	Support Ericsson’s efforts and assist in providing access to IT networks, transport facilities and other points of access as reasonably required to support and expand the Hosted Managed Services.

(d)	Customer will be responsible for any changes to its networks and the connection interface to the System required in order to comply with government regulations. Ericsson will be responsible for any changes to the System. Ericsson will provide access to Customer to associated Ericsson sponsored user groups, development conferences, and ad-hoc meetings.

Exhibit 10.6(a)
15.	Indemnification.
(a)	Ericsson shall, at its own expense, (i) defend Customer in any claim or legal action in North America, alleging that the purchase or use of any Service provided by Ericsson to Customer hereunder or any portion thereof, directly infringes any patent, trademark or copyright of any third party (“Infringement Claim”) and (ii) pay any settlement reached or final award, including reasonable attorney’s fees, for infringement. As a condition of such defence or payment, Customer is required to (i) give Ericsson prompt written notice of any Infringement Claim; (ii) provide Ericsson with the sole control of the defence and/or settlement of the Infringement Claim; and (iii) cooperate fully with Ericsson in such defence or settlement. Customer may, at its own expense, participate fully in the defence of such Infringement Claim.

(b)	In the event Ericsson becomes aware of a potential Infringement Claim, Ericsson shall use its reasonable best efforts to avoid any interruption of the Hosted Managed Services and may (or in the case of an award of an injunction, shall) at its sole option and expense: (i) procure for Customer the right to continue using the alleged infringing Hosted Managed Services; (ii) replace or modify the alleged infringing Hosted Managed Services with an equivalent service so that Customer’s use is non-infringing; or (iii) if the remedies under the foregoing clauses (i) and (ii) are not commercially feasible, require Customer to discontinue use of the infringing Hosted Managed Services and (1) refund to Customer of the fees paid for the affected Hosted Managed Services and (2) provide Customer with reasonable co-operation with respect to transition to a hosted managed service platform.

(c)	Ericsson has no liability with respect to any Infringement Claim in the event that the affected Service (i) is manufactured, designed or supplied by Ericsson in accordance with any design or special instruction furnished by Customer unless there was another reasonable way to comply with such design or instruction, provided that the Infringement Claim relates to such design or special instruction; (ii) is used by Customer outside of North America provided that the Infringement Claim arises from such use outside North America, (iii) is used by Customer in a manner or for a purpose not contemplated in this Agreement provided that the Infringement Claim arises from such uncontemplated manner or purpose, (iv) is used by Customer in combination with other products, services or applications not provided or approve in writing by Ericsson under this Agreement, including any software developed by Customer through the permitted use of the Managed Services, provided that the Infringement Claim arises from such combination or use thereof; or (v) is modified by Customer without Ericsson’s written authorization, provided that the Infringement Claim arises from such modification. If Customer continues use of the affected Service notwithstanding Ericsson’s request to replace or modify pursuant to 15.(b)(ii) or its requirement to discontinue use pursuant to 15.(b)(iii), Ericsson shall not be liable for such use. Customer shall indemnify Ericsson against all liability and costs of defence, including reasonable attorney’s fees, for any and all claims against Ericsson for infringement based upon any of the foregoing.

Exhibit 10.6(a)
(d)	The above provisions constitute the exclusive recourse of Customer and the entire obligation and liability of Ericsson with respect to any claim for infringement of intellectual property rights.

(e)	Each party will defend, indemnify and hold harmless the other party and its respective officers, directors and employees against any and all claims, demands, and causes of action brought against the other by third parties for bodily injury (including death) or loss or damage to tangible property of a third party directly arising out of the intentional wrongful acts or omissions, the grossly negligent acts or omissions or strict liability of the indemnifying party, its officers, agents, employees, or subcontractors in the performance of this Agreement. If Ericsson and Customer jointly cause such losses, claims, demands, damages or causes of action, the parties shall share the liability in proportion to their respective degree of causal responsibility. The indemnified party shall notify the other party in writing within thirty (30) days of its actual knowledge of any such claim. The indemnifying party shall have sole control of the defence and all related settlement negotiations, except that the indemnified party may retain control to the extent necessary to protect itself in any matter involving un-indemnified claims; and the indemnified party shall provide the indemnifying party with the assistance, information, and authority reasonably necessary to perform the above. Notwithstanding the foregoing, the indemnified party shall not be subject to any material obligations or restrictions in any settlement that has not been expressly approved by the indemnified party in writing, which approval shall not be unreasonably withheld.
16.	Cooperation with Requests for Information. In the event that Customer is required by law to comply with a legally valid request for information or documents including but not limited to subpoenas, pen registers or wiretaps in connection with the Hosted Managed Services, Ericsson will, at Customer’s request, provide Customer with reasonable co-operation, provided that such co-operation does not contravene applicable law.

17.	Rights in Work Products. Each party’s rights in and to the work products to be developed and provided by Ericsson under this Agreement are set forth herein. Unless otherwise set forth herein or in the applicable Schedule, Ericsson will have exclusive ownership of such work products, and Customer will have a non-exclusive, non-transferable license to use such work products as contemplated herein.

18.	Confidentiality. Each party agrees that all confidential documents, work product and information (including all computer code and related materials) received or otherwise obtained from the other party pursuant to this Agreement, whether before or after the Effective Date, will be, and will be deemed to have been, received in confidence and will be used only for the purpose of carrying out the obligations of, or as otherwise contemplated by, this Agreement. Without the other party’s prior written consent, neither party may disclose any such information to any third party, and each party will disclose such information only to such of its officers, employees and agents that have a need to know such information for the purposes contemplated hereby. However, the provisions of this Section will not apply to any such information that (i) is or becomes generally available to the public without the fault or negligence of either party, (ii) is already in the possession of the receiving party without being subject to another confidentiality obligation, (iii) is or becomes available to the receiving party on a non-confidential basis from a source other

Exhibit 10.6(a)
than the disclosing party; provided that such source is not bound by a confidentiality obligation of the disclosing party, (iv) is required to be disclosed pursuant to an arbitration proceeding conducted in accordance with this Agreement, or (v) is required to be disclosed pursuant to a requirement of any governmental authority or any statute, rule or regulation; provided that the party required to disclose such information of the other party provides to the other party notice of such requirement of any such disclosure and cooperates with the other party to prevent or restrict any such disclosure to the extent allowed by applicable law.
19.	Limitation of Liability. Except for Ericsson’s liability under any indemnity provision in this Agreement, (i) any liability of Ericsson arising from or relating to this Agreement, whether based on contract, warranty, equity, indemnity, tort (including Ericsson’s negligence), intended conduct, strict liability, or otherwise will be limited to Customer’s actual, direct damages, and (ii) the amount of damages recoverable against Ericsson for all events, acts or omissions shall not exceed, in the aggregate, the greater of one hundred thousand dollars ($100,000) or the prices or fees then already paid by Customer to Ericsson under the applicable Schedules or services that give rise to such liability. In no event shall either party be liable for any special, incidental, indirect or consequential damages in connection with this Agreement, whether based on action or claim in contract, warranty, equity, tort (including negligence), intended conduct, strict liability or otherwise, even if such damages are foreseeable.
20.	Termination. Either party may terminate this Agreement upon thirty days’ written notice to the other party if such party breaches in any material respect any of the terms of this Agreement (except for payment default) and such breach remains uncured at the end of the thirty day notice period. In the event that Customer defaults in the payment when due of any amount due to Ericsson hereunder and does not cure the default within ten (10) business days after being given written notice specifying the default, then Ericsson may, by giving written notice thereof to Customer at any time thereafter and before the default is cured, terminate this Agreement or the applicable Schedule as of the date specified in the notice of termination.
21.	Notice. Any notices pursuant to this Agreement shall be in writing and shall be sent to the parties at the following address or at such other addresses as shall be specified by the parties by like notice:

If to Ericsson:	If to Customer:

Ericsson Inc. 6300 Legacy Drive Plano, Texas 75024 Attention: VP RCC KAM	Rural Cellular Corporation 3905 Dakota Street Alexandria, MN 56308 Attention: President

With a copy to:	With a copy to:

Ericsson Inc. 6300 Legacy Drive Plano, Texas 75024 Attention: Legal Department	Rural Cellular Corporation 302 Mountain View Drive Colchester, VT 05446 Attention: Legal Services Department
Such notices or other communications shall be deemed to have been duly given and received (i) on the day of sending if sent by personal delivery, cable, telegram, facsimile

Exhibit 10.6(a)
transmission or telex, (ii) on the next business day after the day of sending if sent by Federal Express or other similar express delivery service, or (iii) on the fifth calendar day after the day of sending if sent by registered or certified mail (return receipt requested).
22.	Dispute Resolution. Any disputes arising under or relating to this Agreement shall be resolved in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be held in the City of New York, New York, or such other place as the parties may agree and shall include an award of attorneys’ fees (and the amount of such fees) to the prevailing party. The arbitrators’ award shall be final and binding, and judgment thereon may be entered in any court having jurisdiction over the party against which enforcement is sought; provided that any such award rendered by the arbitrators shall be strictly in conformance to and in accordance with the terms and conditions of this Agreement, including without limitation the limitation of liability provisions contained herein. Other than those matters involving injunctive relief as a remedy or any action necessary to enforce the award of the arbitrators, the parties agree that the provisions of this Section are a complete defense to any suit, action or other proceedings instituted in any court or before any administrative tribunal with respect to any dispute or controversy arising under or relating to this Agreement. Nothing in this Section shall prevent either party from exercising its rights to terminate this Agreement as specified herein. The provisions of this Section shall survive the expiration or termination of this Agreement for any reason.
23.	Media Releases. All media releases, public announcements and public disclosures by either party relating to this Agreement or the subject matter of this Agreement, including, without limitation, promotional or marketing material but not including any announcement intended solely for internal distribution or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of the party, will be coordinated with and subject to the final approval by both parties prior to release.
24.	Force Majeure. Each party will be excused from performance hereunder (except for payment obligation) for any period and to the extent that it is prevented from such performance, in whole or in part, as a result of delays caused by the other party or an unforeseeable act of God, natural disaster, war, civil disturbance, court order, labor dispute, third party non-performance, or other cause beyond its reasonable control and which it could not have prevented by reasonable precautions, including failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment, and such non-performance will not be a default hereunder or a ground for termination hereof; provided however, the party whose performance is not affected by such force majeure may terminate the applicable Schedule without penalty upon written notice if the force majeure prevents the other party’s performance for more than ninety (90) days.
25.	Relationship. The relationship between Customer and Ericsson is that of independent contractor. This Agreement does not create any employer-employee, agency, joint venture, or partnership relationship between Customer and Ericsson. Ericsson shall exercise control over the means and manner of the performance of services pursuant to this Agreement. No employee, agent, or assistant of Ericsson, or other person participating on Ericsson’s behalf, shall be considered an employee of Customer or entitled to any employment fringe benefits of Customer.

Exhibit 10.6(a)
26.	Conflicts. In the event of a conflict between the terms of this Agreement and those of a Schedule, the terms of the Schedule will prevail.
27.	Miscellaneous. This Agreement shall be governed by the laws of the State of New York, other than the choice of law rules. Neither party may assign this Agreement without the other party’s prior written consent; except that by providing the other party with a prior written notice thereof, either party may assign this Agreement to any corporation or partnership that controls, is controlled by, or is under common control with the assigning party or to any corporation that results from a merger or consolidation with the assigning party or that acquires substantially all of the assigning party’s assets as a going concern, without the other party’s consent. As used in the preceding sentence, “control” and its derivatives mean with respect to any entity the legal, beneficial or equitable ownership, directly or indirectly, of fifty percent (50%) or more of the voting capital stock (or other ownership interest, if not a corporation) of such entity. Notwithstanding the foregoing provisions, Ericsson will be entitled to assign all or a part of its rights and obligations under a Schedule to a third party, provided that Ericsson provides RCC with prior written notice of ninety (90) days and that such assignment does not relieve RCC or Ericsson of its obligations or deprive RCC or Ericsson of its rights under the Schedule, and is at no cost to RCC. The provisions of this Agreement shall be severable, and if any provisions shall be held unenforceable the remaining provisions shall remain in full force and effect. Expiration or termination of this Agreement for any reason shall not release either party from any liability or obligation set forth in this Agreement which (i) the parties have expressly agreed will survive any such expiration or termination, or (ii) remain to be performed or by their nature would be intended to be applicable following such expiration or termination. This Agreement, each Schedule, and all exhibits attached hereto or thereto, each of which is hereby incorporated herein or therein, as applicable, for all purposes, constitute the entire agreement between Ericsson and Customer with respect to the subject matter hereof and thereof, and there are no understandings or agreements relative hereto or thereto that are not fully expressed herein or therein. Any other terms or conditions included in any quotes, acknowledgements, bills of lading, purchase orders, invoices or other forms utilized or exchanged by the parties hereto that are in addition to or in conflict with those set forth in this Agreement or the applicable Purchase Order will be of no force or effect and will not be incorporated herein or be binding unless specifically and expressly agreed to in writing by both parties. No change, waiver or discharge will be valid unless in writing signed by an authorized representative of the party against whom such change, waiver or discharge is sought to be enforced. Each party, by executing this Agreement, represents and warrants that all necessary corporate or other authority to execute the Agreement has been obtained and that the person signing the Agreement is authorized to do so and thereby bind that party.

SIGNED for and on behalf of Rural Cellular Corporation	SIGNED for and on behalf of Ericsson Inc.

/s/ Ann Newhall	/s/ Brian Mihelich

Name: Ann Newhall Title: Chief Operating Officer Date: 4/25/07	Name: Brian Mihelich Title: Vice President Sales Date: 4/27/07

Exhibit 10.6(a)
Schedule No. ___
This Schedule No. ___(this “Schedule”), effective as _______________, 2005 is entered into by and between Rural Cellular Corporation (“Customer”) and Ericsson Inc. (“Ericsson”). This Schedule is a part of and subject to the terms and conditions set forth in the Hosted Managed Services Agreement, effective as of _______________, 200___, between Customer and Ericsson. In the event of a conflict between the terms of the Hosted Managed Services Agreement and those of this Schedule, the terms of this Schedule will prevail.
1. Scope of Work.
2. Term of Hosted Managed Services.
3. Description of Hosted Managed Services.
4. Fees.
5. Other Provisions.

ERICSSON INC.	RURAL CELLULAR CORPORATION

By: ___________________________________________	By: ___________________________________________
Printed Name: ___________________________________	Printed Name: ___________________________________
Title: __________________________________________	Title: __________________________________________

           Exhibit B — Change Control Procedure
Introduction
This document specifies the Change Control Procedure, which should be completed for all new enhancements or operational changes. The attached form in Appendix is a proposed draft of the Change Request Form, included for illustrative purposes, which will be used to request changes.
Change Control Procedure
Introduction
The Change Control Procedure is a key element in the governance. The procedure encompasses all activities required to handle the implementation of changes to this Agreement, any Schedules and corresponding service delivery.
Categories of Change
There are two categories of changes to the Agreement and its Schedules:
Operative changes: Changes that are related to the day-to-day operation and service delivered. These may include, but are not limited to:
•	Service configuration changes, which do not require customization (e.g.: new features, interfaces changes)

•	Introduction of new features, services and enhancements (which may require customization or platform upgrade)

•	Network configuration changes (e.g.: due to changes in Customer’s transport or service networks)
Non-operative changes: Changes that are related to the relationship and service delivered.
Adjustments of Fee or Service Charge
Ericsson will quote an adjustment of the applicable Service Charges.
Change Request Procedure
Initiation of Change
Either Ericsson or Customer can initiate a request for change of the Agreement or a Schedule at any time. The change request procedure requires Customer together with Ericsson to conduct a pre-study, to evaluate / assess the changes and deliver a prepared Change Request Form. A change can only be decided upon on the basis of a prepared Change Request Form (see sample attached in Appendix 1).
The Change Request Form shall contain, but is not limited to:

•	The objectives of the change and the target timetable for achieving these objectives.

•	The adjustments to the Service Charges, if applicable.

•	A detailed implementation plan for the implementation of the relevant change including Customer acceptance.

•	The operational consequences of the change and the likely effect of it on the KPIs and Service Levels.

•	Performance commitments, if any that pertain to the change.

•	The impact on any of the Hosted Managed Service contractual documents.

•	Any other information as may be relevant in the circumstances.
Decision of a Change
The change request can be accepted, rejected, or accepted with conditions. Acknowledgement of receipt of Change Request will be sent within two (2) business days. A response to a Change Request will be sent within fifteen (15) business days. If the request requires extensive investigation, the response may specify a need for further time to investigate a solution. Accepted with conditions might result in a new pre-study to be conducted. If Customer reject the changes at this stage (other than a Change Request necessitated by a change of relevant laws or regulation) the handling of the change will be terminated.
Approval
If an operative change is accepted, the Contract Managers of both parties will note their approval on the Change Request Form, which will trigger the implementation of the change. Customer will confirm the Change Request Form with the issuance of a Purchase Order. If a non-operative change is accepted, the Contract underwriters or assigned executives will note their approvals on the Change Request Form, which will trigger the implementation of the change. Any changes to this Agreement or a Schedule must be approved in writing and signed by authorized officers of the parties.
Tractability and Contract History File
Backward tractability of the initial baseline contract must be maintained. All Change Control Procedure related meetings would be recorded. The records will be distributed to all attendees and relevant receivers in the Ericsson and Customer organizations. All change requests must be archived.

Sample Change Request
           Appendix — 1: Sample Change Request Form
Title of Request: _____________________________________________________________________________________________________________
From:       ☐ Ericsson            ☐ Customer
Type of Change:       ☐ Operative            ☐ Non-Operative
Description of Request

Sponsor Team

	Name	Contact Number
Customer Program Manager:
Ericsson Program Manager:
Objective of the Change and Implementation Plan
Please provide a brief overview of the objective of this change and how it will be implemented.

Operational Consequences and Effect on KPIs/Contract Documents
Please describe the operational consequences, the effects on KPIs and Service Levels, and any other effect on contract documents.

Sample Change Request
Consumer Experience
Please describe how this change will affect the consumer’s experience.

Service Charge Impact
Please describe how this change will affect the service charge to Customer.

Timeline

Day	Task	Owner	Date Completed

Submitted By:	_______________________________________	Date:	____________________________________________________

Approved By:	_______________________________________	Date:	____________________________________________________

Approved By:	_______________________________________	Date:	____________________________________________________